Exhibit 99.1

AVITA Medical Announces FDA Approval of New RECELL® System with Improved Ease of Use

System enhanced in response to clinician workflow and usability feedback; new system simplifies process

United States product launch planned for Q2 2022

VALENCIA, Calif. and MELBOURNE, Australia, 17 February 2022 — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, announced today that the United States Food and Drug Administration (FDA) has reviewed and approved the premarket approval application (PMA) supplement for RECELL® Autologous Cell Harvesting Device, an enhanced RECELL System aimed at providing clinicians a more efficient user experience and simplified workflow. The RECELL® System is a device that enables healthcare professionals to produce a suspension of Spray-On Skin™ Cells using a small sample of the patient’s own skin for the treatment of acute thermal burns.

“To ensure RECELL continues to meet the needs of our customers, we initiated a program to explore how we could improve the device, and then addressed those matters with this new system,” said Dr. Mike Perry, Chief Executive Officer of AVITA Medical. “Based upon research and human factors testing, we are confident that the new RECELL System will be positively received by the burn community. The enhancements will provide a range of benefits to clinicians using the device and in turn, patients will benefit as the procedure becomes more efficient.”

Until now, the RECELL System – which launched in the United States nearly two years ago – consisted of multiple individually packaged sterile components requiring transfer into the sterile field and required clinicians to rely on multiple people to assist during the process. AVITA Medical researchers spoke with surgeons, physician assistants and registered nurses – both experienced and new users of the device – to study how procedures with the RECELL System are being conducted in real-world scenarios and how they can be improved.

While the intended use of the device as a whole remains unchanged, the RECELL System has been modified to reduce set-up steps by approximately one-third and to enable use of the device with reduced support personnel. In a survey, 94% of users believe that the new RECELL System will allow them to prepare for a procedure faster than with the current RECELL System and more than 80% of users anticipate a faster learning curve for a newly trained user to become proficient with the system.i

The launch of the new RECELL System in the United States will begin in Q2 2022. For more information about the RECELL System, please visit www.RECELLSystem.com.

AVITA Medical Inc, 28159 Avenue Stanford, Valencia, CA 91355

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ABOUT AVITA MEDICAL, INC.

AVITA Medical is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical’s patented and proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medical’s first U.S. product, the RECELL® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018 and a new ease-of-use design was approved in 2022. The RECELL System is indicated for use in the treatment of acute thermal burns. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 10,000 patients globally reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE—RECELL® Autologous Cell Harvesting Device (https://recellsystem.com/) for a full description of indications for use and important safety information including contraindications, warnings, and precautions.

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds, and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe. To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements concerning, among other things, our ongoing clinical trials and product development activities, regulatory approval of our products, the potential for future growth in our business, and our ability to achieve our key strategic, operational and financial goal. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the timing of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business

AVITA Medical Inc, 28159 Avenue Stanford, Valencia, CA 91355

effects, including the effects of industry, economic or political conditions outside of the company’s control. Investors should not place considerable reliance on the forward-looking statements contained in this press release. Investors are encouraged to read our publicly available filings for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.

This press release was authorized by the review committee of AVITA Medical, Inc.

FOR FURTHER INFORMATION:

U.S. Media Sam Brown, Inc. Christy Curran Phone +1-615-414-8668 christycurran@sambrown.com O.U.S. Media Rudi Michelson Phone +61 (0)3 9620 3333 Mobile +61 (0)411 402 737 rudim@monsoon.com.au	Investors Westwicke Partners Caroline Corner Phone +1-415-202-5678 caroline.corner@westwicke.com

PR20221702

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[i]	Market Research March 2020 Healthcare Providers N=15

AVITA Medical Inc, 28159 Avenue Stanford, Valencia, CA 91355